Exhibit 99.1

Tallgrass Energy Partners Announces Pony Express Pipeline in Commercial Service

LEAWOOD, Kan.--(BUSINESS WIRE)--October 8, 2014--Tallgrass Energy Partners, LP (NYSE: TEP) announced today that line fill for the Tallgrass Pony Express Pipeline, LLC (“Pony Express”) crude oil pipeline project is complete and the pipeline is in commercial service.

Pony Express owns an approximately 690 mile crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma, with delivery points at Ponca City Refinery and Deeprock in Cushing. Upon completion of ongoing construction, Pony Express will also own an approximate 66 mile lateral in Northeast Colorado that will commence in Weld County, Colorado and interconnect with the Pony Express mainline just east of Sterling, Colorado. The lateral in Northeast Colorado is expected to be in service sometime during the first half of 2015. Additional detail regarding the Pony Express crude oil pipeline system is available at http://pipeline.tallgrassenergylp.com.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. We provide processing services for customers in Wyoming through Tallgrass Midstream at our Casper and Douglas natural gas processing and our West Frenchie Draw natural gas treating facilities and we provide water business services to customers through BNN Water Solutions. We also provide crude oil transportation to customers in Wyoming and the surrounding region, including servicing the Bakken production area of North Dakota and eastern Montana, through our minority ownership interest in Tallgrass Pony Express Pipeline, LLC. We believe we are well-positioned to capture growing natural gas and crude oil volumes produced in the Denver-Julesburg Basin and the Niobrara, Mississippi Lime and Bakken shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor and Financial Inquiries
Nate Lien, (913) 928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, (913) 928-6014
media.relations@tallgrassenergylp.com